HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS ANNOUNCES EXECUTIVE LEADERSHIP SUCCESSION PLAN

WINSTON-SALEM, N.C. (June 13, 2016) - HanesBrands (NYSE:HBI), a leading global basic apparel marketer, today announced that its Board of Directors has approved a leadership succession plan, with Chairman and Chief Executive Officer Richard A. Noll narrowing his role to executive chairman and Chief Operating Officer Gerald W. Evans Jr. assuming the role of chief executive officer, both effective Oct. 1, 2016.

Evans, 57, has been appointed to the company’s Board of Directors, effective immediately. With his appointment, the Hanes board has been expanded to 11 members.

Noll and Evans each have held leadership positions at Hanes spanning more than 30 years and have guided the company to become the world’s largest basic apparel company in the nearly 10 years since its 2006 spinoff into an independent publicly traded company.

“The past decade has been a phenomenal journey, and I am very proud of the amazing accomplishments of our 65,000 employees,” Noll, 58, said. “This is the perfect time to transition our leadership. Our business is healthy, our acquisitions are performing well, and we have a very bright future. I have full confidence in Gerald’s readiness, ability, and vision to drive the business to even greater heights as CEO.”

The executive transition is expected to be seamless as a result of the Board’s continuous leadership succession planning for the company’s senior ranks.

“Each board member has the utmost respect for Rich Noll and Gerald Evans as accomplished leaders of this company,” said the Board’s Lead Director Ronald L. Nelson. “Under Rich’s leadership, the company has increased its annual sales from $4 billion to $6 billion, grown EPS at a compounded rate of 20 percent per year, and quintupled shareholder value from $2 billion to $10 billion. We are grateful for Rich’s decade of leadership and success, and we are thrilled to have such a capable leader as Gerald to build the business even further.”

Evans, who joined the company in 1983, has a long track record of leadership success in marketing, sales and supply chain. As chief operating officer since 2013, he has had responsibility for the day-to-day running of the $6 billion company with direct oversight of all global commercial businesses and supply-chain operations.

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Under his leadership, Hanes has strengthened its world-class brands through the company’s Innovate-to-Elevate initiative, created a low-cost global supply chain that spans the Western Hemisphere and Asia, and has overseen acquisition integrations, including Gear for Sports, Maidenform, Knights Apparel and Hanes Innerwear Europe.

“I am honored to become CEO and look forward to driving the organization to the next level of success,” Evans said. “Our brands are primed for growth, our acquisitions are adding significant value and scale, and our product development and innovation pipeline are stronger than ever. Along with our worldwide employees, I am committed to maximizing the value we can create as the very best basics apparel company in the world.”

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business. In particular, among others, statements concerning the strength of our product development and innovation pipeline and the positioning of our brands for future growth are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; our inability to complete the pending acquisitions of Champion Europe and Pacific Brands; the failure of businesses we acquire to perform to expectations; legal, regulatory, political and economic risks associated with our operations in international markets, including the risk of significant fluctuations in foreign exchange rates; the loss or interruption of services of a member of our senior management team; our ability to successfully complete the executive transition described in this press release without causing disruption to our business; the accuracy of the estimates and assumptions on which our financial statement projections are based; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; current economic conditions, including consumer spending levels and the price elasticity of our products; unanticipated business disruptions or the loss of one or more suppliers in our global supply chain; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

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HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe and Asia under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, JMS/Just My Size, L’eggs, Wonderbra, Nur Die/Nur Der, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 65,300 employees in more than 40 countries and is ranked No. 448 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored by the Great Place to Work Institute for its workplace practices in Central America and the Caribbean, and is ranked No. 167 on the Forbes magazine list of America’s Best Employers. For seven consecutive years, Hanes has won the U.S. Environmental Protection Agency Energy Star sustained excellence/partner of the year award - the only apparel company to earn sustained excellence honors. The company ranks No. 172 on Newsweek magazine’s green list of 500 largest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

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